Exhibit 99.1

PRESS RELEASE

For more information contact:

FOR IMMEDIATE RELEASE

Gerald Shencavitz

EVP and Chief Financial Officer

(207) 288-3314

Bar Harbor Bankshares Announces Record 2012 Earnings and EPS - up 12.9% and 11.6% vs. 2011

BAR HARBOR, Maine (January 31, 2013) – Bar Harbor Bankshares (the “Company”) (NYSE MKT: BHB) the parent company of Bar Harbor Bank & Trust (the “Bank”), today announced record net income of $12.5 million for the year ended December 31, 2012, representing an increase of $1.4 million, or 12.9%, compared with 2011. The Company also reported record diluted earnings per share of $3.18 for 2012, representing an increase of $0.33, or 11.6%, compared with 2011. The Company’s return on average equity amounted to 9.93%, compared with 9.94% in 2011. The Company’s 2012 return on average assets amounted to 1.00%, up from 0.96% in 2011.

The Company also reported net income of $2.8 million for the quarter ended December 31, 2012, or diluted earnings per share of $0.72, compared with $2.4 million or diluted earnings per share of $0.61 in the fourth quarter of 2011, representing increases of $439 thousand and $0.11, or 18.4% and 18.0%, respectively.

As previously announced, on August 10, 2012 the Bank acquired substantially all assets and assumed certain liabilities of Border Trust Company (“Border Trust”), a subsidiary of Border Bancshares, Inc., headquartered in Augusta, Maine. The Bank acquired $38.5 million of deposits and $33.6 million in loans, as well as three branch offices located in Kennebec and Sagadahoc counties. The Bank paid a core deposit premium of 3.85%, or $1.1 million, and purchased the loan portfolio, excluding selected non-performing loans, at a discount of 2.16%, or $749 thousand. In connection with this transaction, the Bank recorded goodwill of $2.1 million and a core deposit intangible of $783 thousand, or 2.7% of core deposits. The Bank recorded $863 thousand in non-recurring expenses in 2012 related to this transaction, including professional fees, employee severance and other conversion and integration related expenses.

In making the announcement, the Company’s President and Chief Executive Officer, Joseph M. Murphy commented, “Our 2012 performance continued a long-standing trend of delivering both growth and solid financial returns. We are delighted to report record earnings and earnings per share, continued loan growth, improving credit quality metrics and, contrary to industry expectations, a stable net interest margin.”

Mr. Murphy continued, “During 2012 we continued building on the achievements of prior years by expanding our banking franchise, while maintaining a strong focus on our traditional markets. As we have reported earlier, our expansion into Kennebec and Sagadahoc counties was a logical step in our defined strategy to expand further south and west into communities with attractive demographics, long-term growth potential, and where we have already established significant commercial banking relationships. We believe our lending capacity, product diversity, and commitment to superior customer service will attract profitable growth opportunities in these markets. We have already experienced some very positive early results. For example, since our August 10th acquisition, total core deposits at our three new branch office locations have grown $3.7 million, or 10.6%.”

In concluding, Mr. Murphy added, “Like most banks, we are finding the current interest rate environment exceptionally challenging, as practically all aspects of banking are impacted by the Federal Reserve Board’s actions and their determination to maintain interest rates at historically low levels for an extended period of time. We are cautiously managing the types of loans we originate and investments we make, while remaining prepared to deal with the eventuality of higher interest rates. Although our asset quality measures have improved and remain sound, we continue to assess our reserves in light of continued uncertainties and weakness in the overall economy.  We expect a continuation of sluggish loan demand in the year ahead along with some pressure on our net interest margin, given current monetary policy and continued quantitative easing by the Federal Reserve. We believe we are prepared for these challenges and will seek out opportunities to expand our business and deliver the promise of successful community banking to our customers, prospects and shareholders alike.”

Balance Sheet

Assets: Total assets ended the year at $1.30 billion, up $135.5 million, or 11.6%, compared with December 31, 2011. The increase in total assets was led by loan growth and, to a lesser extent, an increase in the Bank’s securities portfolio.

Loans: Total loans ended the year at $815.0 million, up $86.0 million, or 11.8%, compared with December 31, 2011. Consumer loans, which principally consist of residential real estate mortgages, were up $55.2 million or 17.6% compared with December 31, 2011, largely reflecting the purchase of loans from Border Trust as well as the purchase of a New England-based portfolio of residential mortgage loans in the first quarter. The Bank’s commercial loan portfolio increased $26.3 million, or 6.5%, compared with December 31, 2011, of which approximately $9.2 million was attributed to the Border Trust transaction. Tax-exempt loans also showed meaningful growth, posting an increase of $5.5 million, compared with year end 2011. Commercial loan growth has been generally challenged by economic and political uncertainty, a struggling economy and vigorous competition for quality loans. Bank management attributes the continued growth of its commercial loan portfolio to an effective business banking team, deep local market knowledge, sustained new business development efforts, and a resilient local economy that has been faring better than the nation as a whole.

Credit Quality: Total non-performing loans ended the year at $9.9 million, representing a decline of $3.0 million or 23.6% compared with year-end 2011. One commercial real estate development loan to a local, non-profit housing authority in support of an affordable housing project accounted for $2.0 million or 20.6% of total non-performing loans, down from $2.8 million at December 31, 2011. At December 31, 2012, total non-performing loans represented 1.21% of total loans, down from 1.77% at year end 2011. Total net loan charge-offs amounted to $1.8 million in 2012, or 0.23% of total average loans outstanding, down from $2.7 million and 0.37% in 2011, respectively.

For the year ended December 31, 2012, the Bank recorded a provision for loan losses (the “provision”) of $1.7 million, representing a decline of $743 thousand or 31.0% compared with 2011. The decline in the provision largely reflected improved credit quality metrics which continued to stabilize during 2012. In addition to improved charge-off experience, delinquent loans and potential problem loans remained stable compared December 31, 2011, while non-performing loans declined 23.6%.

The Bank maintains an allowance for loan losses (the “allowance”) which is available to absorb probable losses on loans. The allowance is maintained at a level that, in management’s judgment, is appropriate for the amount of risk inherent in the current loan portfolio and adequate to provide for estimated probable losses. At December 31, 2012, the allowance stood at $8.1 million, representing a decline of $124 thousand or 1.5% compared with December 31, 2011. The small decline in the allowance was principally attributed to improved credit quality metrics, as well as the elimination of certain loan-specific loss allowances for loans that were charged-off during the year.

Securities: Total securities ended the year at $418.0 million, up $36.2 million, or 9.5%, compared with December 31, 2011. Securities purchased during 2012 consisted of mortgage-backed securities issued by U.S. Government agencies and sponsored-enterprises, as well as municipal securities issued by states and political subdivisions thereof.

Deposits: Total deposits ended the year at $795.0 million, up $72.1 million, or 10.0%, compared with December 31, 2011. The deposits acquired in connection with the Border Trust transaction accounted for approximately $38.5 million or 53.4% of the growth in total deposits. Demand, NOW and money market accounts combined were up $56.1 million or 15.2% compared with December 31, 2011, while time deposits were up $16.0 million, or 4.5%.

Capital: At December 31, 2012, the Company and the Bank continued to exceed regulatory requirements for “well-capitalized” financial institutions. Under the capital adequacy guidelines administered by the Bank’s principal regulators, “well-capitalized” institutions are those with Tier I leverage, Tier I Risk-based, and Total Risk-based ratios of at least 5%, 6% and 10%, respectively. At December 31, 2012, the Company’s Tier I Leverage, Tier I Risk-based, and Total Risk-based capital ratios were 8.85%, 14.14% and 15.77%, respectively.

At December 31, 2012, the Company’s tangible common equity ratio stood at 9.41%, compared with 9.87% at December 31, 2011.

Shareholder Dividends: During 2012 the Company paid regular cash dividends on its common stock in the aggregate amount of $4.57 million, compared with $4.23 million in 2011. The Company’s 2012 dividend payout ratio amounted to 36.6%, compared with 38.3% in 2011. The total regular cash dividends paid in 2012 amounted to $1.17 per share of common stock, compared with $1.095 per share in 2011, representing an increase of $0.075 per share, or 6.9%.

As previously announced, the Company’s Board of Directors recently declared a first quarter 2013 regular cash dividend of $0.305 per share of common stock, representing an increase of $0.02 or 7.0% compared with the first quarter of 2012. Based on the year-end 2012 price of BHB’s common stock of $33.65 per share, the dividend yield amounted to 3.63%.

Results of Operations

Net Interest Income: For the year ended December 31, 2012, net interest income on a tax-equivalent basis amounted to $38.6 million, up $2.7 million, or 7.6%, compared with 2011. This increase was principally attributed to average earning asset growth of $87.0 million, or 7.8%, combined with a stable net interest margin. The tax-equivalent net interest margin amounted to 3.23% in 2012, unchanged compared with 2011. During 2012 the Bank managed to offset a decline in its weighted average earning asset yields by lowering the weighted average interest rate paid on total interest bearing liabilities.

For the quarter ended December 31, 2012, net interest income on a tax-equivalent basis amounted to $10.1 million, up $243 thousand or 2.5% on a linked-quarter basis and representing an increase of $979 thousand, or 10.8%, compared with the fourth quarter of 2011. The Bank’s fourth quarter tax-equivalent net-interest margin amounted to 3.23%, representing an improvement of three basis points on a linked-quarter basis and unchanged compared with the fourth quarter of 2011. During the fourth quarter of 2012, the weighted average yield on the Bank’s earning assets held steady, while the weighted average cost of its interest bearing liabilities declined four basis points from the third quarter.

Non-interest Income: For the year ended December 31, 2012, total non-interest income amounted to $7.7 million compared with $6.8 million in 2011, representing an increase of $917 thousand, or 13.5%.

Trust and other financial services fees amounted to $3.3 million in 2012, compared with $3.1 million in 2011, representing an increase of $217 thousand or 7.1%. This increase was principally attributed to increases in the value of assets under management and higher levels of fee income from retail brokerage activities. Reflecting new client relationships and some stability in the equity markets, at December 31, 2012, assets under management stood at $355.5 million, up $21.6 million or 6.5% compared with year-end 2011.

For the year ended December 31, 2012, income generated from service charges on deposit accounts amounted to $1.2 million, compared with $1.3 million in 2011, representing a decline of $88 thousand, or 6.9%. The decline in service charges on deposit accounts was principally attributed to declines in deposit account overdraft fees, reflecting reduced overdraft activity and the impact of new regulations that limit the ability of a bank to offer overdraft protection to customers without their specific consent and to derive fees from overdraft protection programs in general.

For the year ended December 31, 2012, credit and debit card service charges and fees amounted to $1.5 million compared with $1.3 million in 2011, representing an increase of $185 thousand or 14.5%. This increase was principally attributed to continued growth of the Bank’s retail deposit base, higher levels of merchant credit card processing volumes, and continued success with a program that offers rewards for certain debit card transactions.

Total securities gains, net of other-than-temporary impairment losses, amounted to $1.1 million in 2012, compared with $470 thousand in 2011, representing an increase of $615 thousand, or 130.9%. Net 2012 securities gains were comprised of realized gains on the sale of securities amounting to $1.9 million, offset in part by other-than-temporary impairment losses of $853 thousand on certain available-for-sale, private label residential mortgage-backed securities.

Non-interest Expense: For the year ended December 31, 2012, total non-interest expense amounted to $25.6 million, up $2.3 million, or 10.0%, compared with 2011.

The increase in non-interest expense was largely attributed to a $1.2 million or 9.5% increase in salaries and employee benefits, reflecting higher levels of employee severance payments including $263 thousand incurred in connection with the Border Trust transaction, higher levels of employee incentive compensation, as well as normal increases in base salaries and changes in staffing levels and mix. The year-over-year increase in salaries and employee benefits also reflected the recording of $130 thousand in employee health insurance credits, based on favorable claims experience, in 2011.

The increase in other 2012 non-interest expense was also attributed to a $1.0 million or 17.5% increase in other operating expenses, principally reflecting $600 thousand in non-recurring expenses associated with the Border Trust transaction, including fees for professional services and a wide variety of conversion and integration related expenses. The increase in 2012 other operating expenses was additionally attributed to a $304 thousand or 132.7% increase in loan collection and other real estate owned expenses compared with 2011, largely reflecting higher levels of loan collection and foreclosure activity, as well as losses on the sale or write-down of owned properties.

Efficiency Ratio: The Company’s efficiency ratio, or non-interest operating expenses divided by the sum of tax-equivalent net interest income and non-interest income other than net securities gains and other-than-temporary impairments, measures the relationship of operating expenses to revenues. For the year ended December 31, 2012, the Company’s efficiency ratio amounted to 54.6%, representing an improvement compared with the 55.0% reported for 2011. These ratios compared favorably to peer and industry averages.

About Bar Harbor Bankshares

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust.  Founded in 1887, Bar Harbor Bank & Trust provides full service community banking with fifteen branch office locations serving downeast, midcoast and central Maine.

This earnings release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the “Company”) for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended. You can identify these forward-looking statements by the use of words like “strategy,” “anticipates” “expects,” “plans,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets,” and other words of similar meaning.  You can also identify them by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties.   These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. For more information about these risks and uncertainties and other factors, please see the Company’s Annual Report on Form 10-K, as updated by the Company’s Quarterly Reports on Form 10-Q and other filings on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Bar Harbor Bankshares

Selected Financial Information

(dollars in thousands except share and per share data)

(unaudited)

	Period End		4th Quarter Average
Balance Sheet Data	12/31/2012	12/31/2011	2012	2011

Total assets	$1,302,935	$1,167,466	$1,298,932	$1,160,790
Total securities	418,040	381,880	414,289	382,866
Total loans	815,004	729,003	806,014	715,705
Allowance for loan losses	8,097	8,221	8,333	8,272
Total deposits	795,012	722,890	805,021	754,014
Total Borrowings	371,567	320,283	355,846	284,160
Shareholders' equity	128,046	118,250	130,011	117,169

	Three Months Ended		Year Ended
Results Of Operations	12/31/2012	12/31/2011	12/31/2012	12/31/2011

Interest and dividend income	$ 12,957	$ 12,593	$ 50,838	$ 50,907
Interest expense	3,370	3,866	13,867	16,518
Net interest income	9,587	8,727	36,971	34,389
Provision for loan losses	350	545	1,652	2,395
Net interest income after provision for loan losses
	9,237	8,182	35,319	31,994

Non-interest income	1,737	1,511	7,709	6,792
Non-interest expense	7,094	6,300	25,618	23,281
Income before income taxes	3,880	3,393	17,410	15,505
Income taxes	1,050	1,002	4,944	4,462

Net income	$ 2,830	$ 2,391	$ 12,466	$ 11,043

Share and Per Common Share Data

Period-end shares outstanding	3,920,044	3,878,893	3,920,044	3,878,893
Basic average shares outstanding	3,920,373	3,882,565	3,901,118	3,860,474
Diluted average shares outstanding	3,935,886	3,890,379	3,919,769	3,878,614

Basic earnings per share	$ 0.72	$ 0.62	$ 3.20	$ 2.86
Diluted earnings per share	$ 0.72	$ 0.61	$ 3.18	$ 2.85

Cash dividends	$ 0.300	$ 0.280	$ 1.170	$ 1.095
Book value	$ 32.66	$ 30.49	$ 32.66	$ 30.49
Tangible book value (3)	$ 31.12	$ 29.64	$ 31.12	$ 29.64

Selected Financial Ratios

Return on Average Assets	0.87%	0.82%	1.00%	0.96%
Return on Average Equity	8.66%	8.10%	9.93%	9.94%
Tax-equivalent Net Interest Margin (1)	3.23%	3.23%	3.23%	3.23%
Efficiency Ratio (2)	59.8%	58.6%	54.6%	55.0%

	At or for the Year Ended December 31,

	2012	2011
Asset Quality

Net charge-offs to average loans	0.23%	0.37%
Allowance for loan losses to total loans	0.99%	1.13%
Allowance for loan losses to non-performing loans	82.1%	63.7%
Non-performing loans to total loans	1.21%	1.77%
Non-performing assets to total assets	0.97%	1.45%

Capital Ratios

Tier 1 leverage capital	8.85%	9.32%
Tier 1 risk-based capital	14.14%	14.29%
Total risk-based capital	15.77%	16.06%
Tangible equity to total assets (3)	9.36%	9.85%
Tangible common equity (3)	9.41%	9.87%

Use of non-GAAP Financial Measures

Certain information in this press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Management uses these “non-GAAP” measures in its analysis of the Company’s performance and believes these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The Company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. Management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the Company’s underlying performance. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

(1)

In certain places in this press release net interest income and the net interest margin is calculated and discussed on a fully tax-equivalent basis. Specifically included in interest income was tax-exempt interest income from certain investment securities and loans. An amount equal to the tax benefit derived from this tax-exempt income has been added back to the interest income total, which increased net interest income accordingly. Management believes the disclosure of tax-equivalent net interest income information improves the clarity of financial analysis, and is particularly useful to investors in understanding and evaluating the changes and trends in the Company’s results of operations. Other financial institutions commonly present net interest income on a tax-equivalent basis. This adjustment is considered helpful in the comparison of one financial institution’s net interest income to that of another institution, as each will have a different proportion of tax-exempt interest from its earning assets. Moreover, net interest income is a component of a second financial measure commonly used by financial institutions, net interest margin, which is the ratio of net interest income to average earning assets. For purposes of this measure as well, other financial institutions generally use tax-equivalent net interest income to provide a better basis of comparison from institution to institution. The Company follows these practices.

(2)

The Company presents its efficiency ratio using non-GAAP information. The GAAP efficiency ratio is computed by dividing non-interest expense by the sum of tax-equivalent net interest income and non-interest income. The non-GAAP efficiency ratio presented in this press release is computed by dividing non-interest expense by the sum of tax-equivalent net interest income and non-interest income other than net securities gains and OTTI, and other significant non-recurring expenses.  Fourth quarter and year-to-date non-recurring expenses amounted to $34 and $863, all of which were associated with the Border Trust transaction.

(3)

The Company presents certain information based upon tangible common equity instead of total shareholders’ equity in accordance with GAAP. The difference between these two measures is the Company’s intangible assets, specifically goodwill and core deposit intangibles from prior acquisitions. Management, banking regulators and many stock analysts use the tangible common equity ratio, the tangible equity to total assets ratio and the tangible book value per common share in conjunction with more traditional bank capital ratios to, among other things, compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method in accounting for mergers and acquisitions. The tangible common equity ratio is computed by dividing the total common shareholders' equity, less goodwill and other intangible assets, by total assets, less goodwill and other intangible assets. The tangible equity to total assets ratio is computed by dividing total shareholders' equity, less goodwill and other intangible assets, by total assets at period end. The tangible book value ratio is computed by dividing total shareholders’ equity, less goodwill and other intangible assets, by period end total outstanding shares of common stock.